Exhibit 99.1

NEWS RELEASE
For Immediate Release	OTCQX: SHWZ

CANNABIS GROWTH OPERATOR, SCHWAZZE, ANNOUNCES AGREEMENT TO ACQUIRE SOUTHERN COLORADO GROWERS

Acquisition will substantially increase Schwazze’s vertical integration and cultivation capabilities; provide major boost to wholesale supply of distillate to Colorado CPG manufacturers

DENVER, CO – June 1, 2021 – Schwazze, (OTCQX:SHWZ) ("Schwazze" or the “Company"), announced signed definitive documents to acquire the assets of Southern Colorado Growers (“SCG”) in Huerfano County, Colorado. The proposed transaction includes 34 acres of land with outdoor cultivation capacity, as well as indoor, greenhouse, and hoop house cultivation facilities and equipment. This planned purchase continues Schwazze’s expansion in Colorado and, is the company’s first major move into cultivation, which will provide high-end, premium cannabis directly to its Star Bud’s dispensaries and significant production of biomass for its PurpleBee’s extraction and manufacturing facility. PurpleBee’s is Colorado’s largest supplier of wholesale distillate for the CPG market, providing quality distillate to leading vaporizer, concentrates and edibles companies.

The consideration for the proposed acquisition is $6.8 million for the business and $4.5 million for the real estate and farm assets. Total consideration of $11.3 million will be paid as $5.9 million of cash at closing and $5.4 million in Schwazze common stock at closing.

After closing, Schwazze has major expansion plans for SCG which includes the buildout of additional hoop house facilities over the next four quarters. SCG produces premium flower with approximately 30 strains and has won multiple Connoisseur Cup awards for select strains in 2020.

“This is just the beginning of our foray into the cannabis cultivation space. We believe our partnership with a premier cannabis cultivator such as SCG will provide our customers with premium quality flower in all of our 17 Star Bud’s Colorado locations. In addition, this acquisition will dramatically increase our capability to produce a significant amount of biomass for our Purplebee’s MIP which, in turn, benefits the entire cannabis industry throughout the state. As a result of this net add to our vertical integration, the acquisition of SCG is expected to provide a healthy positive margin impact for Schwazze,” said Justin Dye, Schwazze’s CEO.

The acquisition is expected to close in Q3 2021, subject to closing conditions and covenants customary for this type of transaction, including, without limitation, obtaining MED and local licensing approval.

About Schwazze

Schwazze (OTCQX: SHWZ) is building the premier vertically integrated cannabis company in Colorado and plans to take its operating system to other states where it can develop a differentiated leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices. Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

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Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “plan,” “will,” “may,”, “predicts,” or similar words. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to consummate the acquisition described in this press release or to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses and realize synergies therefrom, ({ix) the ongoing COVID-19 pandemic, (x) the timing and extent of governmental stimulus programs, and (xi) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors

Joanne Jobin

Investor Relations

Joanne.jobin@schwazze.com

647 964 0292

Media

Julie Suntrup, Schwazze

Vice President | Marketing & Merchandising

julie.suntrup@schwazze.com

303 371 0387

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